For information, contact:
Craig Dynes
Chief Financial Officer
Pegasystems Inc.
617-866-6020
craig.dynes@pega.com

Pegasystems Initiates Third Share Repurchase Program

CAMBRIDGE, Mass., June 4, 2007 - Pegasystems (Nasdaq: PEGA), the leader in unified process and rules technology, today announced that its Board of Directors has authorized an additional repurchase of up to $10 million of Pegasystems common stock (the "Third Repurchase Program") beginning on July 1, 2007 when the Company's current repurchase program expires. At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Under the Third Repurchase Program, which expires June 30, 2008, shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the "10b5-1 Plan"). The 10b5-1 Plan commences on July 1, 2007 and expires on June 30, 2008, subject to conditions specified in the plan agreement.

Shares that may be repurchased under the 10b5-1 Plan will be repurchased under the Third Repurchase Program. Any actual repurchases under the Third Repurchase Program will be disclosed in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between September 30, 2007 and June 30, 2008.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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